Exhibit 99.9

Consent to be Named as a Director

In connection with the filing by Fresh Vine Wine, Inc. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of the Company following its merger with Notes Live, Inc. (which shall be known as Notes Live Holding Corp.) as described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: March 25, 2024

By:	/s/ Mitchell Roth
Name:	Mitchell Roth